Exhibit 10.24

ENABLE MIDSTREAM PARTNERS, LP

LONG TERM INCENTIVE PLAN

RESTRICTED UNIT GRANT AGREEMENT (CFO-Additional Payments)

Date of Grant:

Name of Grantee:	Rodney Sailor

Number of Restricted Units Granted:

Enable Midstream Partners, LP (the “Partnership”) is pleased to inform you that you have been granted the number of Restricted Units set forth above under the Enable Midstream Partners, LP Long Term Incentive Plan (the “Plan”). A Restricted Unit is a common unit of the Partnership that is subject to the forfeiture and non-transferability provisions set forth below in this agreement (the “Restrictions”).

Capitalized terms in this Restricted Unit Grant Agreement (the “Agreement”) not otherwise defined herein shall have the meanings set forth in the Plan. The terms of the grant are as follows:

1.	Restrictions. During the Restriction Period described in Section 2 below, none of the Restricted Units granted under this Agreement are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution and shall be subject to a risk of forfeiture, except as provided herein. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of any Restricted Units granted hereby to you that have not yet vested, such awards shall automatically and immediately be forfeited and cancelled.

2.	Restriction Period.

(a) The Restrictions described in Section 1 above shall commence on the Date of Grant and shall remain in place until the Restricted Units vest in accordance with the following schedule:

Percentage of Restricted Units	Vesting Date
45.46%	March 1, 2015
54.54%	March 1, 2016

The period during which the Restricted Units are subject to the Restrictions is hereafter referred to as the “Restriction Period.”

(b) Except as provided in Section 2(c) below, in the event your status as an Employee is terminated prior to the expiration of the Restriction Period, all unvested Restricted Units shall automatically and immediately be forfeited and cancelled on the date of such termination.

(c) Notwithstanding Section 2(b) above, any unvested Restricted Units shall not be forfeited and cancelled upon your termination of employment and will continue to vest in accordance with the schedule provided in Section 2(a) above if: (i) the Partnership terminates your employment for any reason other than for Cause or (ii) you experience a Qualifying Termination.

3.	Evidence of Grant. The Restricted Units will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in your name in the Unit register of the Partnership or (ii) a Unit certificate issued in your name. Certificates representing the Units acquired under this Agreement may bear such legend or legends as the Committee deems appropriate. If the Restricted Units are evidenced by a certificate, the Partnership may hold the certificate for safekeeping until the forfeiture occurs or the Restrictions lapse pursuant to the terms of this Agreement.

4.	Voting Rights and Distributions. You shall have such voting rights as are applicable to a Unit. You shall also have a right to receive all distributions paid during the Restriction Period with respect to the Restricted Units granted herein.

5.	Definitions. As used herein, the following capitalized terms have the following meanings:

“Cause” means the Partnership terminates your employment with the Partnership and its Affiliates due to your:

(a)	gross negligence in the performance of duties;

(b)	conviction of a felony; or

(c)	intentional misconduct that results in substantial injury to the Partnership.

Notwithstanding the foregoing, your termination of employment shall not be considered to be due to “Cause” unless: (1) the Partnership notifies you in writing no later than thirty (30) calendar days after the occurrence of the event it claims constitutes Cause, stating with reasonable specificity the breach by you, (2) you fail to cure such breach within ten (10) calendar days after the date of such notice, and (3) the Partnership terminates your employment with the Partnership and its Affiliates no later than thirty (30) calendar days after the end of such cure period.

“Disability” means your inability to perform the essential functions of your position for a continuous period of six (6) months.

“Good Reason” means you terminate your status as an Employee due to:

(a)	a failure of the Partnership (or a successor) to maintain you in the position of Chief Financial Officer of the Partnership or its successor entity;

(b)	a significant adverse change in your authorities, powers, functions, responsibilities or duties;

(c)	within two (2) years of a Change in Control, a relocation of your principal office by more than fifty (50) miles away from the location of your principal office on the date of the Change in Control; or

(d)	a failure of the Partnership to materially perform its obligations under the Letter Agreement.

Notwithstanding the foregoing, your termination of employment shall not be considered to be due to “Good Reason” unless: (1) you notify the Partnership in writing no later than thirty (30) calendar days after the occurrence of the event that you claim constitutes Good Reason, stating with reasonable specificity the breach by the Partnership, (2) the Partnership fails to cure such breach within ten (10) calendar days after the date of such notice, and (3) you terminate your employment with the Partnership and its Affiliates no later than thirty (30) calendar days after the end of such cure period.

“Letter Agreement” means that certain Executive Employment Term Sheet between Enable GP, LLC, on behalf of the Partnership and the Executive, dated [            , 201    ].

“Qualifying Termination” means your employment with the Partnership and its Affiliates is terminated:

(a)	due to your death;

(b)	due to your Disability; or

(c)	by you for Good Reason.

6.	Employment. Nothing in this Agreement or in the Plan shall confer any right to you to remain an Employee or restrict the Partnership, the Company or their Affiliates, as applicable, from terminating your employment at any time. Employment with an Affiliate of the Partnership or an Affiliate of the Company shall be deemed to be employment with the Partnership for purposes of the Plan. Unless you have a separate written employment agreement with the Partnership, the Company, or their Affiliates, as applicable, that provides to the contrary, you are, and shall continue to be, an “at will” employee.

7.	Withholding of Taxes. To the extent that the vesting or issuance of a Restricted Unit results in the receipt of compensation by you with respect to which the Partnership or an Affiliate has a tax withholding obligation pursuant to applicable law, no such vesting or issuance shall occur or be made pursuant to this Agreement until you have paid or made arrangements approved by the Committee to satisfy your tax withholding obligations. For purposes of this paragraph, unless you make other arrangements or are subsequently notified to the contrary, the Partnership or applicable Affiliate will satisfy your obligations with respect to any applicable tax withholding by withholding a number of vested Units having a then-fair-market value equal to such tax withholding obligations.

8.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted herein. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties relating to the subject matter hereof are hereby null and void and of no further force and effect except that all portions of the Letter Agreement other than the Additional Payments section are not extinguished and continue with full further force and effect.

9.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles thereof.

10.	Non-issuance of Units if Violation of Law or Policy. Notwithstanding any other provision of this Agreement, the Partnership shall not be obligated to deliver to you any unrestricted Units if counsel to the Partnership determines such delivery would violate any law or regulation of any governmental authority or agreement between the Partnership and any national securities exchange upon which the Units are listed or any policy of the Partnership or any Affiliate.

11.	Incorporation of the Plan. The Restricted Units issued pursuant to this Agreement are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Partnership as provided in the Plan, in its discretion, to amend your Restricted Unit awards without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

12.	Acceptance of Award. By execution of this Agreement, you accept the award evidenced hereby, acknowledge receipt of a copy of the Plan (a copy of which is attached as Exhibit A), represent that you are familiar with the terms and provisions thereof and agree to be bound thereby. You further agree to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to any questions arising under the Plan and this Agreement.

[Signatures are located on the next page.]

By Enable GP, LLC, Its General Partner

By:

Name:

Title:

Grantee Acknowledgment and Acceptance:

By:

Name:	Rodney Sailor

EXHIBIT A

ENABLE MIDSTREAM PARTNERS, LP LONG TERM INCENTIVE PLAN